Exhibit 4.2

Statoil ASA
Statoil Petroleum AS

Officers’ Certificate

Pursuant to Sections 102 and 301 of the Indenture

Each of the undersigned officers of Statoil ASA, a public limited company incorporated under the laws of the Kingdom of Norway (the “Company”) and of Statoil Petroleum AS, a limited company incorporated under the laws of the Kingdom of Norway (“Statoil Petroleum”), hereby certifies:

1.                                      The terms of the series of securities established under the Indenture, dated as of April 15, 2009, as supplemented by the Supplemental Indenture No. 1, dated as of May 26, 2010 (the “Indenture”), among the Company, Statoil Petroleum and Deutsche Bank Trust Company Americas, as Trustee, in the aggregate principal amount of US$500,000,000, to be entitled the Floating Rate Notes due 2018, in the aggregate principal amount of US$750,000,000, to be entitled the 1.150% Notes due 2018, in the aggregate principal amount of US$900,000,000, to be entitled the 2.650% Notes due 2024 and in the aggregate principal amount of US$850,000,000, to be entitled the 3.950% Notes due 2043 (together, the “Notes”), are set forth in Annex A.

2.                                      That the following statements are made pursuant to the provisions of Section 102 of the Indenture:

(1)                                 Each of the undersigned has read the provisions of the Indenture setting forth conditions precedent to the authentication of the Notes, and the definitions in the Indenture relating thereto;

(2)                                 Each of the undersigned has examined resolutions of the Board of Directors of the Company and resolutions of the Board of Directors of Statoil Petroleum together with the terms set forth in Annex A;

(3)                                 In the opinion of each of the undersigned such examination is sufficient to enable each of the undersigned to express an informed opinion as to whether or not the conditions precedent referred to above have been complied with; and

(4)                                 Each of the undersigned is of the opinion that the conditions precedent referred to above have been complied with.

IN WITNESS WHEREOF, each of the undersigned has signed his name.

Dated: May 15, 2013	Statoil ASA

	By:	/s/ Robert Adams
Name: Robert Adams
Title: Senior Vice President Finance

Statoil Petroleum AS

	By:	/s/ Robert Adams
Name: Robert Adams
Title: Senior Vice President Finance

Signature Page to 102/301 Officers’ Certificate

Annex A

A-1

U.S.$500,000,000 Floating Rate Notes due 2018

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	Floating Notes due 2018 (the “Floating Rate Notes”).

Total initial principal amount:	$500,000,000

Settlement Date:	May 15, 2013 (T + 5)

Maturity Date:	May 15, 2018

Day Count:	Actual/360

Day Count Convention:	Modified following.

Interest Rate Basis:	3 Month USD LIBOR

Spread to LIBOR:	29 basis points (0.290%)

Designated LIBOR page:	Reuters Screen LIBOR01

Index Maturity:	3 Months

Interest Reset Period:	Quarterly

Date interest starts accruing:	May 15, 2013

Interest Payment Dates:	February 15, May 15, August 15 and November 15 of each year, subject to the Day Count Convention, commencing August 15, 2013.

Interest Reset Dates:	February 15, May 15, August 15 and November 15, commencing on August 15, 2013, subject to the Day Count Convention.

Interest Rate Calculation:	3 Month USD LIBOR determined on the applicable Interest Determination Date plus the Spread to LIBOR

Initial Interest Rate:	3 Month USD LIBOR plus 29 basis points, determined on the second London business day prior to May 15, 2013

Interest Determination Dates:	Quarterly, two London Business days prior to each Interest Reset Date

Regular Record Dates for Interest:	The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

Public offering price:	Per Floating Rate Note: 100%; Total: $500,000,000

Proceeds, after underwriting discount, but before expenses,	Per Floating Rate Note: 99.800%; Total: $499,000,000

to Statoil:

Calculation Agent:	Deutsche Bank Trust Company Americas

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

CUSIP Number:	85771P AM4

ISIN:	US85771PAM 41

Calculation of 3-month US$ LIBOR:

The calculation agent will determine 3-month U.S. dollar LIBOR in accordance with the following provisions: With respect to any interest determination date, 3-month U.S. dollar LIBOR will be the rate for deposits in U.S. Dollars having a maturity of three months commencing on the interest reset date that appears on the designated LIBOR page as of 11:00 a.m., London time, on that interest determination date. If no rate appears, 3-month U.S.dollar LIBOR, in respect of that interest determination date, will be determined as follows: the calculation agent will request the principal London offices of each of four major banks in the London interbank market, as selected by the calculation agent (after consultation with us), to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months, commencing on the interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then 3-month U.S. dollar LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then 3-month U.S. dollar LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on the interest determination date by three major banks in The City of New York selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time; provided, however, that if the banks selected by the calculation agent are not providing quotations in the manner described by this sentence, 3-month U.S. dollar LIBOR determined as of that interest determination date will be 3-month U.S. dollar LIBOR in effect on that interest determination date. The designated LIBOR page is the Reuters screen “LIBOR01”, or any successor service for the purpose of displaying the London interbank rates of major banks for U.S. dollars. The Reuters screen “LIBOR01” is the display designated as the

Reuters screen “LIBOR01”, or such other page as may replace the Reuters screen “LIBOR01” on that service or such other service or services as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits. All calculations made by the calculation agent for the purposes of calculating the interest rates on the floating rate notes shall be conclusive and binding on the holders of the floating rate notes, Statoil ASA, Statoil Petroleum AS and the trustee, absent manifest error.

U.S.$750,000,000 1.150% Notes due 2018

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	1.150% Notes due 2018 (the “2018 Notes”).

Total initial principal amount:	$750,000,000

Settlement Date:	May 15, 2013 (T+5)

Maturity Date:	May 15, 2018

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	1.150%

Date interest starts accruing:	May 15, 2013

Interest Payment Dates:	May 15 and November 15 of each year, subject to the Day Count Convention, commencing November 15, 2013.

Regular Record Dates for Interest:	The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

Public Offering Price:	Per 2018 Note: 99.782%; Total: $748,365,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2018 Note: 99.582%; Total: $746,865,000

Benchmark Treasury:	0.625% due April, 2018

Benchmark Treasury Price and Yield:	99-13¼ , 0.745%

Spread to Benchmark Treasury:	45 bps

Re-offer yield:	1.195%

Make-Whole Spread:	5 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

CUSIP Number:	85771P AJ1

ISIN:	US85771PAJ12

U.S.$900,000,000 2.650% Notes due 2024

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	2.650% Notes due 2024 (the “2024 Notes”).

Total initial principal amount:	$900,000,000

Settlement Date:	May 15, 2013 (T+5)

Maturity Date:	January 15, 2024

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	2.650%

Date interest starts accruing:	May 15, 2013

Interest Payment Dates:	January 15 and July 15 of each year, subject to the Day Count Convention, commencing January 15, 2014. The initial interest period is a long coupon.

Regular Record Dates for Interest:	The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

Public Offering Price:	Per 2024 Note: 99.802%; Total: $898,218,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2024 Note: 99.502%; Total: $895,518,000

Benchmark Treasury:	2.000% due February 2023

Benchmark Treasury Price and Yield:	102-01+, 1.771%

Spread to Benchmark Treasury:	90 bps

Re-offer yield:	2.671%

Make-Whole Spread:	15 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

CUSIP Number:	85771P AK8

ISIN:	US85771PAK84

U.S.$850,000,000 3.950% Notes due 2043

Issuer:	Statoil ASA (“Statoil”).

Guarantor:	Statoil Petroleum AS (“Statoil Petroleum”).

Title:	3.950% Notes due 2043 (the “2043 Notes”).

Total initial principal amount:	$850,000,000

Settlement Date:	May 15, 2013 (T+5)

Maturity Date:	May 15, 2043

Day Count:	30/360

Day Count Convention:	Following unadjusted.

Coupon:	3.950%

Date interest starts accruing:	May 15, 2013

Interest Payment Dates:	May 15 and November 15 of each year, subject to the Day Count Convention, commencing November 15, 2013.

Regular Record Dates for Interest:	The 15th calendar day preceding each interest payment date, whether or not such day is a business day.

Public Offering Price:	Per 2043 Note: 99.860%; Total: $848,810,000

Proceeds, after underwriting discount, but before expenses, to Statoil:	Per 2043 Note: 99.110%; Total: $842,435,000

Benchmark Treasury:	2.750% due November 2042

Benchmark Treasury Price and Yield:	94-31, 3.008%

Spread to Benchmark Treasury:	95 bps

Re-offer yield:	3.958%

Make-Whole Spread:	15 basis points

Denominations:	$1,000 and integral multiples of $1,000

Joint-Book Running Managers:	Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC RBS Securities Inc.

CUSIP Number:	85771P AL6

ISIN:	US85771PAL67

The following term applies to the fixed rate notes:

Optional make-whole redemption:

Statoil has the right to redeem any and all series of the fixed rate notes, in whole or in part, at any time and from time to time at a redemption price equal to the greater of (i) 100% of the principal amount of the applicable series of notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of notes to be redeemed (not including any portion of payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 5 basis points in the case of the 2018 notes, 15 basis points in the case of the 2024 notes and 15 basis points in the case of the 2043 notes, plus, in each case, accrued and unpaid interest to the date of redemption.  For purposes of determining the optional make-whole redemption price, the following definitions are applicable. ‘‘Treasury rate’’ means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity or interpolated (on a day count basis) of the comparable treasury issue, assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date. ‘‘Comparable treasury issue’’ means the U.S. Treasury security or securities selected by the quotation agent as having an actual or interpolated maturity comparable to the remaining term of the applicable series of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes. ‘‘Comparable treasury price’’ means, with respect to any redemption date, the average of the reference treasury dealer quotations for such redemption date. ‘‘Quotation agent’’ means one of the reference treasury dealers appointed by Statoil. ‘‘Reference treasury dealer’’ means Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, RBS Securities Inc. or their respective affiliates which are primary U.S. government securities dealers, and their respective successors, and two other primary U.S. government securities dealers selected by Statoil, provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in the United States (a ‘‘primary treasury dealer’’), Statoil shall substitute therefor another primary treasury dealer. ‘‘Reference treasury dealer quotations’’ means with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

The following terms apply to the notes:

Form of Securities	The Securities will be issued in the form of global notes that will be deposited with The Depository Trust Company, New York, New York (“DTC”) on the closing date.

Denomination:	Each of the Notes will be issued in denominations of $1,000 and integral multiples of $1,000.

Place of Payment	Deutsche Bank Trust Company Americas 60 Wall Street; MS: 2710 New York, NY 10005

Business Day:	Any weekday on which banking or trust institutions in neither New York nor Oslo are authorized generally or obligated by law, regulation or executive order to close.

Ranking:	The Notes are unsecured and will rank equally with all of Statoil’s other unsecured and unsubordinated indebtedness.

Sinking fund:	There is no sinking fund.

Governing law and jurisdiction

The indenture, the notes and the guarantee are governed by New York law. Any legal proceeding arising out of or based upon the indenture, the notes or the guarantee may be instituted in any state or federal court in the Borough of Manhattan in New York City, New York.

Optional tax redemption:

Statoil and Statoil Petroleum have the option to redeem the notes of any series, in whole and not in part, at any time (except in the case of the floating rate notes, which may be redeemed on any Interest Payment Date) in the two situations described below at a redemption price equal to the principal amount of the applicable series of the notes plus accrued interest and any additional amounts due on the date fixed for redemption upon providing between 30 and 60 days’ notice.

The first situation is where, as a result of changes in or amendment to, or changes in the official application or interpretation of, any laws or regulations or rulings, or changes in the official application or interpretation of, or any execution of or amendment to, any treaties on or after May 8, 2013 in the jurisdiction where Statoil or Statoil Petroleum is incorporated or, if different tax resident, Statoil or Statoil Petroleum, as applicable, would be required to pay additional amounts as described below under ‘‘Payment of additional amounts’’. If Statoil or Statoil Petroleum is succeeded by another entity, the applicable jurisdiction will be the jurisdiction in which such successor entity is organized or incorporated or, if different, tax resident, and the applicable date will be the date the entity became a successor. Statoil or Statoil Petroleum do not have the option to redeem in this case if either Statoil or Statoil Petroleum, as applicable, could have avoided the payment of additional amounts or the deduction or withholding by using reasonable measures available to Statoil or Statoil Petroleum, as applicable.

The second situation is where, following a merger, consolidation, sale or lease of Statoil’s or Statoil Petroleum’s assets to a person that assumes Statoil’s or Statoil Petroleum’s obligations under the applicable series of the notes, that person is required to pay additional amounts as described below under ‘‘Payment of additional amounts’’. Statoil, Statoil Petroleum or the other person would have the option to redeem the applicable series of the notes in this situation even if the additional amounts became payable immediately after such assumption. Neither Statoil, Statoil Petroleum nor that person has any obligation under the indenture to seek to avoid the obligation to pay additional amounts in this situation. Statoil, Statoil Petroleum or the other person, as applicable, shall deliver to the trustee an officer’s certificate to the effect that the circumstances required for redemption exist.

Further issuances:

Statoil may, at its sole option, at any time and without the consent of the then existing noteholders, “reopen” the any series of the notes and issue an unlimited principal amount of additional notes in respect of such series in one or more transactions subsequent to the date of the related prospectus supplement dated May 8, 2013, with terms (other than the issuance date, issue price and, possibly, the first interest payment date and the date interest starts accruing) identical to the notes. These additional notes will be deemed part of the same series as the notes offered hereby and will provide the holders of those additional notes the right to vote together with holders of the notes issued hereby.  Statoil may reopen the notes only if the additional notes issued of such series will be fungible with the original notes of the series for United States federal income tax purposes.

Additional amounts:

None payable under current law. The government or any political subdivision or taxing authority of such government of any jurisdiction where Statoil or Statoil Petroleum is incorporated (currently the Kingdom of Norway) or, if different, tax resident may require Statoil or Statoil Petroleum to withhold amounts from payments on the principal or interest on the notes of any series or payment under the guarantees for taxes, assessments or any other governmental charges. If any such jurisdiction requires a withholding of this type, Statoil or Statoil Petroleum may be required to pay the noteholder additional amounts so that the net amount the noteholder receives will be the amount specified in the applicable series of the notes. However, in order for the noteholder to be entitled to receive the additional amounts, the noteholder must not be resident in the jurisdiction that requires the withholding. Statoil and Statoil Petroleum will not have to pay additional amounts under any or any combination of the following circumstances:

•                 The tax, assessment or governmental charge is imposed only because the noteholder, or a fiduciary, settlor, beneficiary or member or shareholder of, or possessor of a power over, the noteholder, if the noteholder is an estate, trust, partnership or corporation, was or is connected to the taxing jurisdiction, other than by merely holding the notes or receiving principal or interest in respect thereof. These connections include where the noteholder or related party:

•                  is or has been a citizen or resident of the jurisdiction;

•                  is or has been present or engaged in trade or business in the jurisdiction; or

•                  has or had a permanent establishment in the jurisdiction.

•                 The tax, assessment or governmental charge is imposed due to the presentation of the notes (where presentation is required) for payment on a date more than 30 days after the applicable series of the notes became due or after the payment was provided for, whichever occurs later.

•                 The tax, assessment or governmental charge is on account of an estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge.

•                 The tax, assessment or governmental charge is for a tax or governmental charge that is payable in a manner that does not involve withholding.

•                 The tax, assessment or governmental charge is imposed or withheld because the noteholder or beneficial owner failed to comply with any of Statoil’s following requests:

•                  to provide information about the nationality, residence or identity of the noteholder or beneficial owner, or

•                  to make a declaration or other similar claim or satisfy any information or reporting requirements in each case that the statutes, treaties, regulations or administrative practices of the taxing jurisdiction require as a precondition to exemption from all or part of such tax, assessment or governmental charge.

•                 The tax, assessment or governmental charge is imposed pursuant to European Union Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26 and 27, 2000 on the taxation of savings or any law or agreement implementing or complying with, or introduced to conform to, such directive.

•                 The tax, assessment or governmental charge is imposed on a noteholder or beneficial owner who could have avoided such withholding or deduction by presenting its notes (where presentation is required) to another paying agent.

•                 The noteholder is a fiduciary, partnership or other entity that is not the sole beneficial owner of the payment of the principal of, or any interest on, the notes, and the laws of the jurisdiction (or any political subdivision or taxing authority thereof or therein) require the payment to be included in the income of a beneficiary or settlor for tax purposes with respect to such fiduciary, a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had such beneficiary, settlor, member or beneficial owner been the noteholder of the notes.

The foregoing provisions will also apply to any present or future taxes, assessments or governmental charges imposed by any jurisdiction in which Statoil’s or Statoil Petroleum’s successor is organized or incorporated or, if different, tax resident.